Exhibit 10.2

UQM TECHNOLOGIES, INC.
EMPLOYMENT AGREEMENT

THIS AGREEMENT dated as of July 1, 2017 (“Effective Date”), is between UQM Technologies, Inc., a Colorado corporation (“Employer”), and David Rosenthal (“Executive”).

Recitals

A. Executive and Employer are currently parties to an Employment Agreement, dated July 20, 2015 (the “Prior Agreement”).

B. The Prior Agreement expired on June 30, 2017 and Employer and Executive wish to enter into this Agreement to continue Executive’s employment on the Effective Date pursuant to the terms and conditions set forth herein.

In consideration of the mutual promises, covenants and conditions hereinafter set forth, Employer and Executive agree as follows:

Agreement

1. Employment.  Employer hereby agrees to continue to employ Executive as its Chief Financial Officer in accordance with the terms of this Agreement for the term of employment set forth in Section 4, below, and Executive hereby accepts such employment, all upon the terms and conditions set forth in this Agreement.

2. Duties.  Executive shall perform the duties assigned to him by Employer’s President and Chief Executive Officer (the “CEO”).  Executive shall be furnished with appropriate office space, secretarial assistance, and such other facilities and services as are suitable to Executive’s position and adequate for the performance of Executive’s duties.  Executive will be based (and shall perform the duties) at the principal executive offices of the Company currently located in Denver, Colorado.

3. Executive’s Performance. During the term of Executive’s employment under this Agreement, Executive shall devote Executive’s best efforts and full working time and attention exclusively to the performance of the duties hereunder and to promoting and furthering the business of Employer, and shall not, during the term of employment, be engaged in any other business activity for personal pecuniary advantage without the approval of the CEO. This Section shall not be construed as preventing Executive from investing Executive’s assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made, subject to the provisions of Section 10 and 11, below. Notwithstanding the foregoing, Executive may perform and assume other activities and obligations as the CEO shall from time to time approve.  For the avoidance of doubt, Executive shall not engage in any other commercial activity during the term of Executive’s employment under this Agreement without obtaining the prior written consent of the CEO, whether or not the commercial activity is pursued for gain, profit, or other pecuniary advantage.

4. Term of Agreement. The term of employment of Executive pursuant to this Agreement shall commence on the Effective Date and shall continue through December 31, 2019 (the “Initial Term of Employment”), unless otherwise terminated pursuant to Section 6, below. This Agreement shall automatically renew on generally the same terms and conditions set forth herein for successive twenty four (24) month periods following the Initial Term (the “Renewal Terms”), unless either party gives written notice of non-renewal to the other party at least sixty (60) days prior to the end of the Initial Term or any such Renewal Term then in effect. The period during which Executive is employed by Employer pursuant to this Agreement shall be referred to as the “Term.”

5. Compensation; Reimbursement.

(a) Base Salary. Employer agrees to pay Executive during the Term of Employment an annual base salary of $259,684 (“Base Salary”), which amount may be increased but may not be decreased, without the consent of Executive, during the Term of Employment. Executive’s base salary shall be paid in installments in accordance with Employer’s standard payroll policies and procedures.

(b) Annual Bonus. For each calendar year, Executive shall be eligible to receive a discretionary annual bonus (“Discretionary Cash Bonus”) payable in a lump sum cash payment based on a target level of 40% of Executive’s Base Salary. The Discretionary Cash Bonus will be determined based on the performance goals and rules established by the Compensation Committee of the Board of Directors of Employer (the “Compensation Committee”). The Discretionary Cash Bonus, if any, will be paid in a single lump sum by March 31 of the calendar year following the calendar year in which the Discretionary Cash Bonus was earned. Executive is not guaranteed any Discretionary Cash Bonus payment.  In the event Executive incurs a termination without Cause (as defined below) in accordance with Section 6(b), terminates his employment for Good Reason (as defined below) in accordance with Section 6(c), terminates employment as a result of a non-renewal in accordance with Section 6(g), or Executive voluntary terminates his employment in accordance with Section 6(h), Executive shall be entitled to receive a pro rata portion of the Discretionary Cash Bonus Executive would have received at the end of the calendar year in which his termination of employment occurs, determined by multiplying the entire amount of the Discretionary Cash Bonus Executive would have received had he continued employment through the last day of the calendar year by a fraction, the numerator of which is the number of days Executive was employed during the calendar year and the denominator of which is the number of days in the calendar year.  This pro rata amount, if any, will be paid to Executive at the time other executive officers receive their Discretionary Cash Bonus and in no event later than March 31 of the calendar year following the year in which the Discretionary Cash Bonus was earned.

(c) Long-term Equity Incentive Compensation. Employer has adopted long-term equity incentive compensation plans that are administered by the Compensation Committee. For each calendar year, Executive shall be eligible to receive a long-term equity incentive compensation award in the form of restricted common stock of Employer, options to acquire common stock of Employer or any combination of the foregoing based on a target level of 65% of Executive’s then Base Salary. Long-term equity incentive compensation will be determined based on performance goals and rules established by the Compensation Committee. Executive is not guaranteed any long-term equity compensation.

(d) Additional Benefits. Executive shall receive usual and customary additional benefits in accordance with Employer’s policies and practices for employees generally (including, without limitation, participation in any long-term equity incentive compensation plans, stock purchase plans, life and disability insurance plans, health care and hospitalization plans, medical and dental reimbursement plans, profit sharing plans, retirement plans and other employee benefit plans) for which Executive satisfies the eligibility requirements. Employer shall (on an after tax basis) reimburse Executive for one medical exam every year.  In addition to the foregoing, Executive shall receive an automobile allowance of $810 per month for the use of an automobile for combined business and personal use (with such allowance fully taxable to Executive). In addition, Employer shall at its expense continuously maintain without interruption in the name of Executive or Executive’s designee or for the benefit of Executive or Executive’s designee, life insurance coverage in an amount equal to three (3) times Executive’s then Base Salary.

(e) Annual Review of Compensation. No later than the end of the fourth quarter of its calendar year, Employer shall review Executive’s performance under this Agreement and establish goals and objectives for Executive’s performance for the next calendar year. In such review, Employer, in its reasonable discretion, shall consider increasing Executive’s Base Salary and other compensation based on relevant factors such as Executive’s performance, Employer’s accomplishments, increase or decrease in Executive’s responsibilities, and cost of living increases. Any Base Salary increases normally are to be effective on such date as may be specified by Employer.

(f) Reimbursement. Employer shall reimburse Executive for all reasonable expenses that Executive incurs in connection with the business of Employer or any of its subsidiaries and in the performance of Executive’s duties under this Agreement. Employer shall also reimburse Executive for membership fees and expenses related to Executive’s membership in professional organizations, clubs, societies and groups as may be approved by the CEO from time to time, subject to such rules, regulations and record-keeping requirements as may be established from time to time by Employer.

6. Termination. The provisions of this Section 6 shall apply during the Term.

(a) Termination for Cause. Employer may terminate Executive’s employment for “Cause” (as defined below) upon written notice to Executive specifying the basis for Executive’s termination. The termination will be effective immediately unless Employer specifies a different date in the notice.  If Employer terminates Executive for Cause, Executive’s Base Salary shall immediately cease and Executive shall be entitled to:  (i) Executive’s earned and unpaid Base Salary through the termination date; (ii) reimbursement for any accrued (but unpaid) expenses through the termination date; and (iii) the vested employee benefits, if any, to which Executive is entitled pursuant to the terms and conditions of Employer benefit plans (the “Accrued Obligations”).  For purposes of this Agreement, termination for “Cause” shall include any of the following: (i) fraud, malfeasance, or embezzlement against Employer’s assets or conviction of any felony; (ii) except under circumstances of disability contemplated by the provisions of Section 6(e), cessation of Executive’s performance of Executive’s duties hereunder or deliberate and substantial failure to perform them in a capable and conscientious manner;(iii) violation of the provisions of Sections 11 or 12 or any similar written policy of Employer regarding competition, solicitation, confidentiality, or intellectual property; or (iv) deliberate and substantial breach of Executive’s material obligations under any other provision hereof that is not cured within thirty (30) days after notice to Executive of the breach.

(b) Termination Without Cause.  Employer may terminate Executive’s employment for any reason other than Cause with thirty (30) days advance written notice to Executive. Employer may, in its discretion, place Executive on a paid administrative leave during the thirty (30) day notice period.  During the administrative leave, Employer may bar Executive’s access to Employer’s offices or facilities if reasonably necessary to the smooth operation of Employer, or may provide Executive with access subject to such reasonable terms and conditions as Employer chooses to impose. If Executive’s employment under this Agreement is terminated by Employer without Cause, Executive shall be entitled to: (i) the Accrued Obligations; and (ii) a cash payment equal to six (6) months of Executive’s then Base Salary plus an amount equal to the product of (y) 66% and (z) six (6) times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by Executive immediately prior to the termination date (the amounts described in (ii) are collectively referred to herein as the “Severance Benefit”). The Severance Benefit, if any, shall be paid in a single lump sum cash payment during the first payroll period following the expiration of the release revocation period described in Section 6(i).

(c) Termination by Executive for Good Reason.  Executive may terminate his employment under this Agreement for “Good Reason” (as defined below).  For purposes of this Agreement, “Good Reason” means (i) a material change in the location where Executive is required to work; or (ii) a material breach of this Agreement by Employer. Notwithstanding the foregoing, neither condition shall constitute “Good Reason” unless Executive provides notice to Employer within ninety (90) days of the initial existence of the condition and Employer fails to cure the condition within thirty (30) days of the date of Executive’s notice, upon which failure to cure Executive’s employment shall terminate immediately with Good Reason. If Executive terminates his employment under this Agreement for Good Reason, Executive shall be entitled to:  (i) the Accrued Obligations; and (ii) the Severance Benefit.

(d) Termination Upon Certain Changes in Control.  If a “Change in Control Event” (as defined below) occurs during the Term and, if within the twenty four (24) month period immediately following the Change in Control Event, (i) Employer or its successor terminates Executive’s employment without Cause, or  (ii) Executive terminates his employment on account of a “Material Change” (as defined below), Executive shall be entitled to: (1) the Accrued Obligations; and (2) a cash payment equal to twelve (12) months of Executive’s then Base Salary plus the average annual Discretionary Cash Bonus paid to the Executive for the preceding three (3) calendar years plus an amount equal to the product of (y) 66% and (z) six (6) times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by Executive immediately prior to the termination date (the amounts described in (2) are collectively referred to herein as the “Change in Control Severance Benefit”). The Change in Control Severance Benefit, if any, shall be paid in a single lump sum cash payment during the first payroll period following the expiration of the release revocation period described in Section 6(i).  In addition to the Change in Control Severance Benefit, all of the outstanding (but unvested) options and restricted stock awards held by Executive shall become fully vested and exercisable for the remainder of their original term.

(i) For purposes of this Agreement, a “Material Change” shall occur if, without Executive’s consent: (A) there is a material diminution in Executive’s Base Salary (from the amount in effect on the date of the Change in Control Event); (B) there is a material diminution in Executive’s authority, duties, or responsibilities; (C) there is a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report; (D) there is a material diminution in the budget over which Executive retains authority; (E) there is a material change in the geographic location at which Executive is required to perform services; or (F) there is any other action or inaction that constitutes a material breach of this Agreement. Notwithstanding the foregoing, neither condition shall constitute “Material Change” unless Executive provides notice to Employer within ninety (90) days of the initial existence of the condition and Employer fails to cure the condition within thirty (30) days of the date of Executive’s notice, upon which failure to cure Executive’s employment shall terminate immediately with Material Change.

(ii) For purposes of this Agreement, “Change in Control Event” means the occurrence of any of the following:

(A) The acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of either (1) the then outstanding shares of common stock of Employer (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities (assuming the conversion of all securities of Employer held by the Person that are convertible into voting securities of Employer) of Employer entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided,  however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from Employer as authorized by the board of directors of Employer of an amount of shares less than 50% of the Company’s then Outstanding Company Common Stock on a fully diluted basis, (2) any acquisition by Employer, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any entity controlled by Employer or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of Section 6(d)(ii)(C).

(B) Individuals who, as of the date hereof, constitute the board of directors of Employer (the “Incumbent Board”) cease for any reason within any period of twenty four (24) months to constitute at least a majority of the Board; provided,  however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Employer’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of Employer.

(C) Consummation by Employer of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Employer or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns Employer or all or substantially all of Employer’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that the amount (measured as a percentage of such ownership) existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination and continually in place during the one year period following the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(e) Termination for Disability. Employer may terminate Executive’s employment under this Agreement due to “Disability” upon written notice to Executive. If Executive’s employment under this Agreement is terminated by Employer due to Disability, Executive shall be entitled to: (i) the Accrued Obligations; and (ii) a cash payment equal to six (6) months of Executive’s then Base Salary less an amount equal to any disability compensation benefits received by Executive pursuant to the Employer’s benefit plans (the “Disability Benefit”). For purposes of this Agreement, “Disability” means Executive is, unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or can be expected to last for a continuous period of not less than twelve (12) months. The Disability Benefit, if any, shall be paid in a single lump sum cash payment during the first payroll period following the expiration of the release revocation period described in Section 6(i).

(f) Death During Employment. If Executive dies during the term of his employment under this Agreement, Executive’s spouse (or estate) shall be entitled to: (i) the

Accrued Obligations; and (ii) a cash payment equal to six (6) months of Executive’s then Base Salary, which amount shall be paid in installments, in accordance with the Employer’s standard payroll policies and procedures, with the first installment due during the first payroll period following the expiration of the release revocation period described in Section 6(i). If, by the end of such six (6) month period, Executive’s spouse (or estate) has not receive any proceeds from the life insurance policy provided by Employer, Employer will continue to pay Executive’s Base Salary until the earlier of the date that is three (3) months after the final payment date described in the first sentence of this Section 6(f)(ii), or the first date on which Executive’s spouse (or estate) first receives the life insurance proceeds from the life insurance policy provided by Employer (the “Reimbursable Payments”).  To the extent any Reimbursable Payments are made, Executive’s spouse (or estate) agrees to repay such Reimbursable Payments to Employer promptly after receipt of the life insurance proceeds from the life insurance policy provided by Employer.

(g) Non-Renewal of Agreement by Employer. Should Employer elect not to renew this Agreement upon terms and conditions no less favorable to Executive than such terms set forth herein, and as a result of such non-renewal, Executive incurs a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)) on or before the end of the sixty (60) day non-renewal period described in Section 4, Executive shall be entitled to: (i) the Accrued Obligations; and (ii) the Severance Benefit, except the amount of the Severance Benefit shall be calculated based off three (3) months of Executive’s Base Salary instead of six (6) months of Base Salary. The Severance Benefit, if any, shall be paid in a single lump sum cash payment during the first payroll period following the expiration of the release revocation period described in Section 6(i).

(h) Voluntary Resignation or Non-Renewal by Executive. Executive may voluntarily terminate his employment under this Agreement at any time with sixty (60) days advance written notice to the Company.  If Executive voluntarily terminates his employment, Executive shall be entitled to receive the Accrued Obligations.  For the avoidance of doubt, Executive’s election not to renew this Agreement shall be treated as a voluntary termination of employment.

(i) Release Required. In order to receive the benefits described in Sections 6(b), (c), (d), (e), (f), or (g) Executive (or Executive’s spouse or estate in the case of death) must, no later than sixty (60) days following the termination date, execute (and not revoke) any release reasonably requested by Employer of any claims that Executive (or Executive’s spouse or estate in the case of death) may have in connection with his employment with Employer.  The release shall be provided to Executive (or Executive’s spouse or estate in the case of death) on the date of the termination of employment and in no event more than five (5) days following the date on which Executive terminates employment. Executive (or Executive’s spouse or estate in the case of death) shall have either twenty-one (21) or forty-five (45) days (with the exact number of days to be specified by Employer in the release agreement) following the date on which the release is given to Executive to sign and return the release to Employer.  Notwithstanding anything in this Agreement to the contrary, if Employer concludes, in the exercise of its discretion, that the benefits described in Sections 6(b), (c), (d), (e), or (f) are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and if the consideration period described in the release, plus the revocation period described in the release spans two (2) calendar years, the benefits shall not be paid until the second calendar year.

(j) Return of Documents. Upon the expiration or termination of Executive’s employment for any reason, Executive or Executive’s legal representative upon request shall promptly deliver to Employer all originals and all duplicates or copies of all documents, records, notebooks and similar repositories of or containing Confidential Information as defined in Section 11 then in his possession, whether prepared by Executive or not.

(k) Section 280G. Notwithstanding anything in this Agreement to the contrary, if the aggregate amounts payable pursuant to Section 6(d), either alone or together with any other payments which Executive has the right to receive either directly or indirectly from Employer or any of its affiliates, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Code, Executive agrees that such aggregate amounts payable hereunder shall be reduced to an amount that does not exceed 2.99 times Executive’s “base amount,” as defined in Code Section 280G(b)(3) and the regulations promulgated thereunder. The aggregate amount shall be reduced in the following order: first, the COBRA benefit described in Section 6(d), next, the Discretionary Cash Bonus benefit described in Section 6(d), next, the Base Salary benefit described in Section 6(d), and finally, the amount attributable to the acceleration of vesting of options and restricted stock as described in Section 6(d). All determinations of, and reductions in “excess parachute payments” called for in this Section 6(k) shall be made by an independent public accounting firm or compensation consulting firm with a national reputation as shall be selected by Employer. Employer shall bear all costs associated with obtaining such determinations.

(l) Section 409A. It is the intent of the parties that all payments and benefits under this Agreement shall comply with Section 409A of the Internal Revenue Code (“Section 409A”), to the extent subject thereto, and to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Section 409A or an exception thereto. Notwithstanding anything in this Agreement to the contrary, Executive shall not be considered to have terminated employment with the Employer for purposes of any payments under this Agreement that are subject to Section 409A until Executive has had a “separation from service” from Employer (as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)). Each amount to be paid or benefit to be provided under this Agreement shall be treated as a “separate payment” for purposes of Section 409A. To the extent required in order to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following Executive’s “separation from service” shall instead be paid on the first business day of the seventh month following Executive’s separation from service (or, if earlier, Executive’s death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits to Executive) during one year shall not affect amounts reimbursable or provided in any subsequent year. Nothing in this Section 6(l) shall prohibit Employer or Executive from making use of any Section 409A exemption that may be applicable to a payment or benefit under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A and the applicable regulations. Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement except as permitted by Section 409A and the applicable regulations. Employer makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A. Executive acknowledges that Employer has advised Executive to seek his own counsel with respect to the federal, state, or local tax treatment of any payments or benefits under this Agreement, including the treatment of payments under Section 409A.

7. Paid Time Off. Executive shall be entitled each year to twenty eight (28) vacation paid days off, of which up to eight (8) days must be used for mandatory personal time off, plus six (6) holiday paid days off during which time his compensation shall be paid in full. Paid time off accrued during each calendar year must be used by the end of each calendar year, or will be lost, and will not accrue from one calendar year to the next, provided, however that to the extent permitted by Section 409A, Executive shall be eligible to receive payment from Employer for any unused paid time off in accordance with any such Employer policy then in effect. Exceptions to the foregoing non-accrual policy may be provided under terms and conditions approved in writing by resolution of the Board or its Compensation Committee in such body’s sole discretion based on prolonged extra-ordinary work demands preventing Executive’s timely taking vacation.

8. Insurance for the Benefit of Employer. In addition to the rights to the insurance benefits described in Section 5(d), Employer shall have the right from time to time to apply for and take out in its name and at its own expense, life, health or other insurance upon Executive in any sum or sums which may be deemed necessary by Employer to protect its interest under this Agreement and Executive shall do all such things as may be necessary to assist in the procuring of such insurance by making a proper application therefore as may be required by the insurance company and submitting to the usual and customary medical examinations. Executive, in Executive’s capacity as Executive, shall have no right, title or interest in or to such insurance, but the same shall be solely for the benefit of Employer and any amounts payable thereunder shall be solely payable to such Employer.

9. Representation and Warranty. Executive represents and warrants that he is not now, and will not be on the date of commencement of this Agreement, a party to any agreement, contract or understanding, whether of employment, agency or otherwise, which would in any way restrict or prohibit Executive from undertaking and performing Executive’s duties in accordance with the terms and provisions of this Agreement.

10. Restrictive Covenant.

(a) Non-Competition. Executive agrees and covenants that, without the CEO’s prior written consent and except on behalf of Employer, he will not in any manner, directly or indirectly, own, manage, operate, control, be employed by, participate in, assist or be associated in any manner with any person, firm or corporation anywhere in the world whose business competes with Employer or any subsidiary of Employer. This covenant shall remain in effect until the date that is twelve (12) months after the date of Executive’s termination of employment for any reason. Notwithstanding any other provision of this Agreement, Executive may own up to three percent (3%) of the outstanding stock of a competing publicly traded corporation so long as he takes no other action furthering the business of such corporation.

(b) Non-Solicitation. Until a date one year after Executive’s termination of employment for any reason, Executive shall not (i) solicit any other employee of Employer to leave the employ of Employer, or in any way interfere with the relationship between Employer and any other employee of Employer, or (ii) induce any customer, supplier, licensee, or other business relation of Employer to cease doing business with Employer, or in any way interfere with the relationship between any customer or business relation and Employer.

(c) Reasonableness. Executive acknowledges and agrees that the restrictive covenants contained in this Section are reasonable as to time and geographic area and do not place any unreasonable burden on Executive, the general public will not be harmed as a result of the enforcement of these provisions, and he understands and hereby agrees to every term and condition of this Section. Executive specifically agrees that he is an executive officer of Employer pursuant to Colo. Rev. Stat. § 8-2-113(d) and that this Agreement is entered into for the protection of trade secrets pursuant to Colo. Rev. Stat. § 8-2-113(b).

(d) Notice to Future and Prospective Employers. Executive agrees that he shall notify and that Employer shall have the right to notify any future or prospective employers, or individuals or entities with whom Executive may be entering into a contractual relationship, of the provisions of this Section for purposes of ensuring that the Company’s interests are protected.

(e) Continued Availability and Cooperation. Following the termination of Executive’s employment for any reason, Executive will cooperate fully with Employer and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or other investigation involving Employer that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the Term. Executive is instructed to tell the truth in any litigation, administrative proceeding, or other investigation involving Employer and nothing herein shall be deemed or construed to suggest otherwise.

11. Confidentiality.

(a) Definitions. For purposes of this Section, the following definitions shall apply: (i) “Inventions” means all inventions, improvements, modifications, and enhancements, whether or not patentable, made by Executive within the scope of Executive’s duties or using Employer’s resources during Executive’s employment by Employer; and (ii) “Confidential Information” means Employer’s proprietary know-how and information disclosed by Employer to Executive or acquired by Executive from Employer during Executive’s employment with Employer about Employer’s plans, products, processes and services, which Employer protects against disclosure to third parties. Confidential Information shall not include Executive’s general knowledge and experience possessed prior to or obtained during his employment with Employer.

(b) Restrictions on Disclosure. During the Term of Employment and thereafter, Executive shall not disclose Confidential Information to any third parties other than Employer, its employees, agents, consultants, contractors and designees without the prior written permission of Employer, or use Confidential Information for any purpose other than the conduct of Employer’s business. The restrictions on disclosure and use set forth herein shall not apply to any Confidential Information which: (i) at the time of disclosure to Executive by Employer is generally available to the public or thereafter becomes generally known to the public, through no fault of Executive; (ii) was known by Executive prior to his employment with Employer; (iii) Executive at any time receives from a third party not under any obligation of secrecy or confidentiality to Employer; (iv) Employer discloses to a third party not under any obligation of secrecy or confidentiality to it; and (v) Executive is requested or required to disclose pursuant to a subpoena or order of a court or other governmental agency, in which case Executive shall notify Employer as far in advance of disclosure as is practicable. For the avoidance of doubt, nothing in this Agreement precludes Executive from filing a charge or complaint with, or participating in any investigation or proceeding before, or reporting possible violations to, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with the Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer, or prohibit Executive from participating in activities that are protected under whistleblower provisions of federal law or regulation.  This Agreement does not limit Executive’s right to receive an award for information provided to the SEC under SEC Rule 21F-17. In compliance with the Defend Trade Secrets Act of 2016, Executive acknowledges and agrees that nothing in this Agreement or other confidentiality agreements with Employer prevents Executive from disclosing confidential information that either: (A) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c) Obligations Regarding Inventions. Without any royalty or any other additional consideration to Executive: (i) Executive shall promptly inform Employer of any Inventions by a written report, setting forth the conception and reduction to practice of all inventions; (ii) Executive hereby agrees to assign and assigns to Employer all of his right, title and interest: (A) to any Inventions made during the term of his employment by Employer (including without limitation the right to license or sell such Invention to others), (B) to applications for United States and foreign letters patent, and (C) to United States and foreign letters patent granted upon such Inventions; and (iii) Executive agrees upon request and at the sole cost and expense of Employer to, at all times, do such acts (such as giving testimony in support of his inventorship) and execute and deliver promptly to Employer such papers, instruments, and documents as from time to time may be necessary or useful to apply for, secure, maintain, reissue, extend or defend Employer’s interest in any Inventions or any or all United States and foreign letters patent, so as to secure Employer the full benefits of any Inventions or discoveries or otherwise to carry into full force and effect the intent of the assignment set out in Section 11(c)(ii).

(d) Remedies. Executive acknowledges and agrees that Executive’s disclosure of any Confidential Information would result in irreparable injury to Employer. Executive acknowledges and agrees that the Confidential Information is non-public information which Executive has expended substantial time, money and effort to develop and is property considered “Trade Secrets” of Employer within the meaning of Colorado law. Therefore, upon the breach or threatened breach of the covenants in this Section 11 by Executive, Employer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction prohibiting such disclosure and any other equitable relief that the court deems appropriate. In addition, Employer shall be entitled to seek damages.

(e) Property of Employer. Any Confidential Information that is directly or indirectly originated, developed or perfected to any degree by Executive during the term of his employment by Employer shall be and remain the sole property of Employer.

12. Resolution of Disputes. In addition to any other remedies available to Employer, Employer shall be entitled to specific performance of the covenants contained in Sections 10 and 11. If either party is successful in enforcing its rights under this Section 12, the unsuccessful party shall reimburse the successful party for all of the costs of such enforcement, including but not limited to costs, litigation expenses and reasonable attorneys’ fees. Except for an action to interpret or enforce Sections 10 or 11, any controversy or claim arising out of or relating to the interpretation, alleged breach or enforcement of this Agreement shall be settled by arbitration before a single arbitrator in Denver, Colorado, in accordance with the employment dispute rules then in effect for the American Arbitration Association pertaining to the arbitration of civil disputes. The arbitrator, who shall be a person experienced in negotiating and making employment agreements and resolving employment disputes and in any other pertinent areas of law, shall make reasonably detailed findings to support any decision and award. The award of the arbitrator shall be final and binding and may be entered as a judgment in any court of competent jurisdiction. As part of the award in any arbitration or judicial proceedings, the prevailing party may be awarded its reasonable attorneys’ fees, witness fees, expert witness fees and related costs and expenses in the discretion of the arbitrator.

13. Notices. All notices under this Agreement shall be delivered by hand or by registered or certified mail. Notices intended for Executive shall be addressed to Executive at 4120 Specialty Place, Longmont, Colorado 80504. Notices intended for Employer shall be addressed to it at 4120 Specialty Place, Longmont, Colorado 80504. All notices shall be effective upon actual delivery if by hand, or, if by mail, three days after being deposited in the United States mail, postage prepaid and addressed as required by this Section 13. Either party may by notice accomplished in accordance with this Section 13 change the address to which future notices may be sent.

14. Miscellaneous Provisions.

(a) This Agreement contains the entire agreement between the parties and supersedes all prior agreements and it shall not be amended or otherwise modified in any manner except by an instrument in writing executed by both parties.

(b) Neither this Agreement nor any rights or duties under this Agreement may be assigned or delegated by either party unless the other party consents in writing.

(c) Except as otherwise provided herein, this Agreement shall be binding upon the inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.
(d) This Agreement has been entered into in Colorado and shall be governed by the laws of that state.
(e) In fulfilling their respective obligations under this Agreement and conducting themselves pursuant to it, each party shall act reasonably and in good faith.

(f) If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the invalid or unenforceable provision shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect and be enforceable in accordance with its terms.

(g) To the extent necessary, the provisions of this Agreement shall be construed and administered in compliance with the requirements of Section 409A and the regulations and any other guidance promulgated thereunder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE:

/s/DAVID I. ROSENTHAL
David Rosenthal

EMPLOYER:

UQM TECHNOLOGIES, INC.
By:	/s/JOSEPH R. MITCHELL
Joseph R. Mitchell